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Exhibit 4.3

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TRANSMONTAIGNE GP L.L.C.
A Delaware Limited Liability Company

        This LIMITED LIABILITY COMPANY AGREEMENT OF TRANSMONTAIGNE GP L.L.C. (this "Agreement"), dated as of May 6, 2005, is adopted, executed, and agreed to by the sole Member (as defined below).

        1.     Formation. TransMontaigne GP L.L.C. (the "Company") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act").

        2.     Term. The Company shall have a perpetual existence.

        3.     Purposes. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

        4.     Sole Member. TransMontaigne Services Inc. shall be the sole member of the Company (the "Member").

        5.     Contributions. The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

        6.     Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

        7.     Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, a Board of Directors (the "Board") to be comprised of such number of directors ("Directors") as shall be determined by the Member. The Board shall possess all rights and powers which are possessed by managers under the Act and otherwise by law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement. The Board may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Act, the Certificate of Formation of the Company or this Agreement. The number of Directors shall initially be three; but the number of Directors may be changed by the Member. The initial Directors of the Company shall be Donald H. Anderson, William S. Dickey and Randall J. Larson. Directors need not be residents of the State of Delaware or Members of the Company. The Board, in its discretion, may (i) elect a chairman of the Board who shall preside at any meetings of the Board and (ii) appoint one or more officers with such power and authority as the Board may designate.

        8.     Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

        9.     Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page to Follow]

        IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the 6th day of May, 2005.

TRANSMONTAIGNE SERVICES INC., as Sole Member
/s/ DONALD H. ANDERSON Donald H. Anderson Donald H. Anderson Authorized Person

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TRANSMONTAIGNE GP L.L.C. A Delaware Limited Liability Company